EXHIBIT 99.1

Edgewater Announces Corporate Changes

WAKEFIELD, Mass., Oct. 22, 2009 (GLOBE NEWSWIRE) -- A technology management consulting firm specializing in providing specialty information technology ("IT") services, Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company") announced today that the Company has accepted the resignation of David Gallo, the Company's Chief Operating Officer, and that Barry White, who was sworn in as the United States Ambassador to Norway on October 21, 2009, resigned from the Company's Board of Directors (the "Board") on October 20, 2009.

Mr. Gallo, for personal reasons, tendered his resignation letter to the Company on October 22, 2009. Mr. Gallo's resignation will become effective on November 20, 2009. Mr. Gallo has served as the Company's Chief Operating Officer since March 2000.

Mr. White, who served for over 13 years as Chairman and Managing Partner of Foley Hoag, LLP, where he is a senior partner in the firm's business, corporate, international and government strategies practice areas, joined the Company's Board in October 2005. Mr. White was confirmed by the United States Senate as Ambassador Extraordinary and Plenipotentiary of the United States of America to Norway on September 24, 2009 and was officially sworn in as Ambassador on October 21, 2009.

Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer, commented, "It is a bittersweet day for Edgewater. We are happy to recognize and congratulate Barry on his appointment as the United States Ambassador to Norway. On behalf of Edgewater and the Board, I would like to thank Barry for his time, efforts and wisdom. His Ambassadorship appointment is a significant and well-deserved honor. He has been a valuable member of our Board and his insight and guidance will be missed."

"While we are reluctant to accept Dave's resignation, we respect his decision and wish him future success," continued Ms. Singleton. "Dave has been a key member of the executive management team at Edgewater and has played a crucial role in the Company's growth and success."

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT:  Edgewater Technology, Inc.
          Timothy R. Oakes, Chief Financial Officer
          Barbara Warren-Sica, Vice President,
           Corporate Communications / Investor Relations
          (781) 246-3343
          ir@edgewater.com